AETNA LIFE INSURANCE AND ANNUITY COMPANY
                           Hartford, Connecticut 06156
                                (A STOCK COMPANY)

While this Policy is in force, Aetna will pay Proceeds subject to all of this Policy's provisions. Other rights and benefits are provided as described in this Policy. The provisions of this and the following pages are part of this Policy.

              THIS POLICY IS A LEGAL CONTRACT BETWEEN YOU AND AETNA
                        PLEASE READ YOUR POLICY CAREFULLY

                           RIGHT OF POLICY EXAMINATION

This Policy may be returned to Aetna or its representative within 10 days after its receipt. Return this Policy to Aetna, Individual Life Insurance, at 151 Farmington Avenue, Hartford, Connecticut 06156. Upon its return, this Policy will be deemed void from its beginning. The amount refunded will be:

1. the difference between payments made and amounts allocated to Variable Life Account B; plus

2. the value of amounts allocated to Variable Life Account B on the date the returned contract is received by Aetna; plus

3. any charges made under this Policy's terms on the amounts allocated to Variable Life Account B.

Signed for Aetna on its Date of Issue.


/s/ George N. Gingold                                   /s/ G. G. Benanav
       Secretary                                               President


                         -------------------------------
                                    Registrar

                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

[bullet]  FLEXIBLE PREMIUMS PAYABLE UNTIL MATURITY DATE OR DEATH

[bullet] PROCEEDS PAYABLE UPON THE FIRST EVENT TO OCCUR - SURRENDER, MATURITY OR DEATH

[bullet]  NON-PARTICIPATING - NO DIVIDENDS PAYABLE

The amount or duration of the death benefit may be fixed or variable. The death benefit is payable as described in the Death Benefit Options and Proceeds sections of this Policy.

Values in each Fund held in a Separate Account may increase or decrease daily. Such values are not guaranteed as to dollar amount. Refer to the Policy Values section of this Policy for more information.

Table of Contents
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                                                     Page No.
Policy Specifications..................................PS1
Policy Summary...........................................1
Definitions..............................................1
     Attained Age........................................1
     Date of Issue.......................................1
     Death Benefit.......................................1
     Fixed Account Value.................................1
     Fund(s).............................................2
     General Account.....................................2
     Home Office.........................................2
     Loan Account Value..................................2
     Maturity Date.......................................2
     Minimum Specified Amount............................2
     Monthly Deduction Day...............................2
     Net Premium.........................................2
     Policy Month........................................2
     Policy Year/Policy Anniversary......................2
     Proceeds............................................2
     Separate Account....................................3
     Separate Account Value..............................3
     Specified Amount....................................3
     Subsequent Application(s)...........................3
     Total Account Value.................................3
     Valuation Date......................................3
     Valuation Period....................................3
     Variable Annuity Account B..........................3
     Variable Life Account B.............................3
     We, Our, Us, Company................................3
     Written Request.....................................3
     You, Your...........................................3
General Provisions.......................................4
     The Contract........................................4
     Owner...............................................4
     Beneficiary.........................................4
     Changes in Owner and Beneficiary....................4
     Assignment..........................................4
     Non-Participating...................................5
     Policy Settlement...................................5
     Age and/or Sex......................................5
     Change of Address...................................5
     Annual Report.......................................5
     Projection of Benefits..............................5
     Proceeds............................................5
     Coverage Beyond Maturity............................6
     Right to Defer Payment..............................6
Suicide and Incontestability.............................7
     Suicide Exclusion...................................7
     Incontestability....................................7
Premiums and Reinstatement...............................8
     General.............................................8
     Planned Premiums....................................8
     Additional Premiums.................................8
     Allocation of Premium...............................8
     Changes in Allocation Percentages...................9
     No Lapse Coverage...................................9
     Grace Period........................................9
     Reinstatement......................................10
Death Benefit Options...................................10
     General............................................10
     Option 1...........................................10
     Option 2...........................................10
     Death Benefit Based on a Percentage................11
Guaranteed Death Benefit Provision......................11
     General............................................11
     Guaranteed Death Benefit to Age 80.................11
     Guaranteed Death Benefit to Age 100................12
     Changes to the Guaranteed Death Benefit............12
Policy Values...........................................12
     Basis of Calculation...............................12
     Interest Credited..................................12
     Fixed Account Value................................12
     Separate Account Value.............................13
     Charges to Policy Values...........................14
     Transfers Within Accounts..........................14
     Monthly Deductions.................................14
     Cost of Insurance..................................15
     Cost of Insurance Rate.............................15
Nonforfeiture Provisions................................15
     Continuation of Coverage...........................15
     Surrender Value....................................15
     Surrender Charge...................................16
     Partial Surrender..................................16
     Paid-Up Nonforfeiture Option.......................16
Policy Loans............................................17
     General............................................17
     Preferred Loans....................................17
     Loan Interest Rate Charged.........................18
     Loan Interest Rate Credited........................18
     Repayment..........................................19
Changes in Insurance Coverage...........................19
     General............................................19
     Increase in Specified Amount.......................19
     Decrease in Specified Amount.......................20
     Change in Death Benefit Option.....................20
     Change from Option 1 to 2..........................20
     Change from Option 2 to 1..........................20
Change of Fund(s).......................................21
Separate Account........................................21
Settlement Options......................................21
     Conditions.........................................21
     Income Options.....................................22
     Option 1 - Interest................................22
     Option 4 - Life Income for Two Payees..............25
     Terms of Options...................................27

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   Any riders and a copy of the application(s) are at the end of this Policy.

38899-93

     Betterment of Payments.............................27
     Separate Account...................................27
     Fund(s) Settlement Option Units of Variable
     Annuity Account B..................................28
     Fund(s) Settlement Option Unit Value of Variable
     Annuity Account B..................................28
     Withdrawal and Death of the Payee..................29

------------------------------------------------------------------------------
   Any riders and a copy of the application(s) are at the end of this Policy.

38899-93

Policy Summary

It is important that You understand Your insurance policy. We have tried to use understandable language throughout this Policy. However, should You have any questions after You have read it, please call the representative who sold this Policy to You or call Us. This summary is not a substitute for the detailed policy provisions.

This is a flexible premium variable life insurance policy. This Policy provides that cash values may be either fixed or variable or a combination of fixed and variable.

You may allocate Net Premiums to the General Account, Variable Life Account B, or both Accounts. Net Premiums allocated to Variable Life Account B must be allocated to one or more Funds. Shares of these Funds support the benefits provided by the variable portion of this Policy. The cash value in each Fund is not guaranteed and will vary with the investment performance of that Fund.

If the General Account is selected, the cash value in that Account will accumulate at rates of interest We determine. Such rates will not be less than 4.5% a year.

Proceeds as described in this Policy will be paid upon surrender, maturity, or death of the Insured.

Sufficient premiums must be paid to continue this Policy in force. Premium reminder notices will be sent for planned premiums and for premiums required to continue this Policy in force. This Policy may be reinstated.

Other rights and benefits are explained in this Policy.

Definitions

Attained Age
Issue age of the insured as shown in the Policy Specifications, increased by the number of Policy Years elapsed. Issue age is the Insured's age on his/her birthday nearest this Policy's Date of Issue.

Date of Issue
The effective date for initial coverage is the Date of Issue shown in the Policy Specifications. The Date of Issue and the effective date for any change in coverage will be the Date of Coverage Change shown in the supplemental Policy Specifications which will be sent to You. Coverage is conditional on payment of the first premium, if any, and issue of this Policy as provided in the application.

Death Benefit
The amount described in the Death Benefit Option provision which is payable on the date of death, subject to all provisions contained in this Policy.

Fixed Account Value
The non-loaned portion of this Policy's Total Account Value attributable to the non-variable portion of this Policy. The Fixed Account Value is held in the General Account.

38899-93                                                                Page 1

Fund(s)
One or more of the open-end management investment companies (mutual funds whose shares pay for the benefits provided by the variable portion of this Policy). Shares of the Funds held pursuant to this Policy are held in Variable Life Account B except that shares of the Funds referenced in the Settlement Options section of this Policy are held in Variable Annuity Account B. The Fund(s) held in Variable Life Account B may differ from the Fund(s) held in Variable Annuity Account B.

General Account
The account which holds the assets of the Company which are attributable to the non-variable portion of this Policy. The Fixed Account Value and the Loan Account Value are held in the General Account.

Home Office
Our main office, located at 151 Farmington Avenue, Hartford, Connecticut 06156.

Loan Account Value
The sum of all unpaid loans. The amount necessary to repay all loans in full is the Loan Account Value plus any accrued interest. The Loan Account Value is held in the General Account.

Maturity Date
The Policy Anniversary on which the Insured reaches Attained Age 100.

Minimum Specified Amount
The Specified Amount for this Policy cannot be decreased below this amount. The Minimum Specified Amount for this Policy is shown in the Policy Specifications.

Monthly Deduction Day
The first Monthly Deduction Day is the Date of Issue. Monthly Deduction Days occur each month thereafter on the same day of the month as the Date of Issue.

Net Premium
The Net Premium is equal to the premium paid, less the Premium Load shown in the Policy Specifications.

Policy Month
The Policy Month begins each month on the same day of the month as the Date of Issue.

Policy Year/Policy Anniversary
The first Policy Year is the 12 month period beginning on the Date of Issue. Your Policy Anniversary is equal to the Date of Issue plus 1 year, 2 years, etc.

Proceeds
The amount We will pay upon the death of the Insured, the Maturity Date, or upon surrender of this Policy as described in the Proceeds provision.

38899-93                                                                Page 2

Separate Account
Variable Life Account B; or, when referring to a settlement option as described in the Settlement Option provisions of this Policy, Variable Annuity Account B.

Separate Account Value
The portion of this Policy's Total Account Value attributable to the variable portion of this Policy. This Policy's Separate Account Value is held in Variable Life Account B.

Specified Amount
The Specified Amount is shown in the Policy Specifications or in the Supplemental Policy Specifications, if later changed.

Subsequent Application(s)
Any application after the initial application initiated by You or by Us.

Total Account Value
The sum of the Fixed Account Value, the Separate Account Value, and the Loan Account Value. This Policy's cash value.

Valuation Date
Any day on which the New York Stock Exchange is open for trading.

Valuation Period
The period of time commencing, usually at 4:00 p.m. Eastern Time on each Valuation Date and ending at 4:00 p.m. Eastern Time on the next Valuation Date.

Variable Annuity Account B
A Separate Account which segregates assets attributable to the variable portion of annuity contracts and life insurance settlement options from other assets of the Company. Its assets are invested in shares of the Funds. Variable Annuity Account B holds all or a portion of the Policy's Proceeds if a variable settlement option is elected.

Variable Life Account B
A Separate Account which segregates assets attributable to the variable portion of life insurance from other assets of the Company. Its assets are invested in shares of the Funds.

We, Our, Us, Company
Refers to Aetna Life Insurance and Annuity Company, its successors, or assigns.

Written Request
A request in writing, in a form satisfactory to Us and received by Us at the Home Office.

You, Your
Refers to the Owner(s) of this Policy.

38899-93                                                                Page 3

General Provisions

The Contract
This Policy, the initial application on the Insured, any Subsequent Applications and any riders constitute the entire contract. Copies of all applications are attached to and made a part of this Policy.

Only the President, Executive Vice President, or the Corporate Secretary may agree to a change in this Policy, and then only in writing.

All statements made by or for the insured are representations and not warranties.

No statement will be used to void this Policy or defend against a claim unless it is contained in the initial application or Subsequent Applications.

Owner
Unless otherwise stated in the application or later changed, this Policy is owned by the Insured.

During the lifetime of the Insured all rights granted by this Policy or allowed by Us belong to the Owner.

If this Policy is owned jointly, any exercise of rights granted by this Policy must be made jointly.

Beneficiary
The individual or entity that will receive any Proceeds on death is the Beneficiary. The Beneficiary is stated in the application, unless later changed.

If no designated Beneficiary is living at the time of the death of the Insured, all benefits will be paid to the Owner or the Owner's executors, administrators, or assigns.

Changes in Owner and Beneficiary
Unless this Policy states otherwise, the Owner or Beneficiary, or both, may be changed. This may be done as often as desired by the Owner of record during the lifetime of the Insured and before the Maturity Date.

To change the Owner or Beneficiary, Your Written Request must be sent to Us. When We give Our written acceptance, the change will take effect as of the date Your Written Request was signed. The change will be subject to any action We take before Our written acceptance of the change.

Assignment
A copy of an assignment must be on file at the Home Office. Until We receive such notice, We will not be required to take notice of, or be responsible for, any transfer of interest in this Policy by assignment, agreement, or otherwise.

We will not be responsible for the validity of any assignment.

38899-93                                                                Page 4

Non-Participating
No dividends will be paid.

Policy Settlement
All amounts payable by Us will be paid by the Home Office. The Loan Account Value plus any accrued interest will be deducted from the amount payable at settlement. We may require return of this Policy.

Age and/or Sex
If the Insured's age and/or sex is misstated, the Death Benefit will be that which would have been purchased by the most recent monthly deduction at the correct age and/or sex.

Change of Address
You must notify Us at the Home Office of a change in Your mailing address.

Annual Report
We will send You a report at least once during each Policy Year. The report will show the Total Account Value, the Surrender Value and the Death Benefit on the date of the report. It will also show since the last report at least the following information:

1.   Gross premiums paid;

2.   the cost of insurance and the cost of riders;

3.   interest and investment return credited to the Total Account Value;

4.   the amount of any surrenders or partial surrenders;

5.   the amount of surrender charges made;

6.   a summary of loan activity;

7. any other information required by the State in which this Policy was delivered.

Projection of Benefits
We will provide a projection of illustrative future death benefits and Total Account Values at any time upon Written Request. We reserve the right to charge a fee of $25 for this service.

Proceeds
Proceeds on death of the Insured will equal:

1.   The Death Benefit; less

2.   the Loan Account Value plus any accrued interest.

Proceeds on death are payable after receipt at the Home Office of due proof of death of the Insured.

38899-93                                                                Page 5

Unless the Guaranteed Death Benefit to Age 100 is in effect, Proceeds on maturity of this Policy will equal:

1.   The Total Account Value on the Maturity Date; less

2.   the Loan Account Value plus any accrued interest.

Proceeds on surrender of this Policy will equal the Surrender Value as described in the Surrender Value provision.

All Proceeds are subject to adjustment under the Age and/or Sex, Incontestability, Suicide Exclusion and Grace Period provisions.

Coverage Beyond Maturity
In the 30 days prior to the Maturity Date of this Policy, You may, by Written Request, elect to continue coverage beyond the Maturity Date. Any extra benefit riders will be terminated on the Maturity Date. If elected, the following will apply:

[bullet] We will continue to credit interest to the Total Account Value of this Policy as described in the Interest Credited provision.

[bullet] After the Insured reaches Attained Age 100 the Separate Account Value of this Policy will be transferred to the Fixed Account.

[bullet] Monthly Deductions will be calculated with a Cost of Insurance rate equal to zero.

[bullet] Proceeds payable on death will be as described in the Proceeds provision of this Policy, under Proceeds payable on death.

All rights and benefits as described within the provisions of this Policy will be available during the lifetime of the Insured.

Right to Defer Payment
Payments of any Separate Account Value will be made within 7 days after Our receipt of Your Written Request. However, payment may be postponed when the New York Stock Exchange is closed or when the Securities and Exchange Commission declares an emergency. For payment from the Separate Account Value in such instances, We may defer payment of:

1    Surrender or partial surrender values;

2.   any Proceeds on death in excess of the current Specified Amount; or

3.   any portion of the Loan Value.

38899-93                                                                Page 6

Payment of any Fixed Account Value may be deferred for up to six months, except when used to pay premiums to Us.

Suicide and Incontestability

Suicide Exclusion
If the Insured dies by suicide, while sane or insane, within two years from the Date of Issue of this Policy, We will pay:

1.   Premiums paid less amounts allocated to Variable Life Account B; plus

2.   the Separate Account Value; plus

3. the portion of the monthly deductions that have been deducted from the Separate Account Value; less

4.   the sum of:

     (a)    the Loan Account Value transferred from the Fixed Account Value;
            plus

     (b)    the interest due on the Loan Account Value; plus

     (c) the value of any partial surrenders transferred from the Fixed Account Value; plus

     (d) any interest earned on the Loan Account Value transferred to the Separate Account Value.

If the Insured dies by suicide, while sane or insane, within 2 years from the Date of Issue of any increase in coverage, We will pay only the monthly deductions for the increase.

If the Insured dies by suicide, while sane or insane, more than 2 years from the Date of Issue of this Policy but within 2 years from the Date of Issue of any increase in coverage, We will pay:

1. The Proceeds on death for any coverage in effect more than 2 years from the Date of Issue of this Policy; plus

2.   the monthly deductions for the increase in coverage.

All amounts will be calculated as of the date of death.

Incontestability
With respect to statements made in the initial application or any Subsequent Application for the Insured:

[bullet] We will not contest this Policy after it has been in force during the lifetime of the Insured for 2 years from its Date of Issue.

38899-93                                                                Page 7

With respect to statements made in any Subsequent Applications for the Insured:

[bullet] We will not contest coverage relating to Subsequent Applications after coverage has been in force during the lifetime of the Insured for 2 years from the Date of Issue of such coverage or from the effective date of any reinstatement.

If this Policy is contested, Your rights or the Beneficiary's rights may be affected.

Premiums and Reinstatement

General
Sufficient premiums must be paid to continue this Policy in force until the Maturity Date. The first premium is due on the Date of Issue. Premium due dates are measured from the Date of Issue.

Any premiums after the first premium are payable only at Our Home Office. Send Your check or money order, payable to Aetna, to the Home Office. Please be sure to write Your Policy number on Your check. A receipt signed by an officer of the Company will be given upon request.

We may apply limits for Planned Premiums and Additional Premiums as necessary to preserve the status of this Policy as a life insurance policy under federal tax law.

We may require satisfactory evidence of insurability if payment of the new Planned Premium or an Additional Premium during the current Policy Year would increase the difference between the Death Benefit and the Total Account Value.

Planned Premiums
Planned Premium is the premium amount You intend to pay and the amount that will be billed. Premium reminder notices for Planned Premiums will be sent at frequencies of 3, 6 or 12 months, or at any other frequency to which We agree. Planned premiums as of the Date of Issue are shown in the Policy Specifications.

You may change the amount and frequency of Planned Premiums by Your Written Request.

Additional Premiums
Additional Premiums are premium payments in excess of planned premiums.

Additional Premiums may be paid at any time while this Policy is in force and before the Maturity Date.

Allocation of Premium
Each Net Premium will be credited to Variable Life Account B (and each of the selected Funds) and/or the General Account in the percentages indicated in the Policy Specifications. If these percentages are changed in accordance with the Changes in Allocation Percentages provisions of this Policy, We will send a letter to You confirming the change.


38899-93                                                                Page 8

Changes in Allocation Percentages
Allocation percentages may be changed at any time by Your request to Us. Percentages may be changed in whole percentages. The change will be effective as of the date of the next premium payment after You notify Us.

No Lapse Coverage
This Policy will not terminate within the 5 year period after its Date of Issue if on each Monthly Deduction Day within that period the sum of premiums paid within that period equals or exceeds:

1. The sum of the Basic Monthly Premiums for each Policy Month from the start of the period, including the current month; plus

2.   Any partial surrenders; plus

3.   Any increase in the Loan Account Value since the start of the period.

If on each Monthly Deduction Date within the 5 year period the sum of premiums paid is less than the sum of items 1, 2 and 3 above and there is insufficient Cash Surrender Value, the Grace Period provision will apply.

After the 5 year period expires, the Total Account Value may be insufficient to keep this Policy in force. Payment of an additional premium may be necessary.

The Basic Monthly Premium is shown in the Policy Specifications.

Grace Period
If the Total Account Value less the Surrender Charge less the Loan Account Value is not sufficient to allow a Monthly Deduction on the Monthly Deduction Day, We will allow You 61 days of grace for payment of an amount sufficient to cover the Monthly Deduction. We may require payment of the amount necessary to keep this Policy in force for the current Policy Month plus two additional Policy Months.

Written notice will be mailed to Your last known address, according to Our records, not less than 61 days before termination of this Policy. This notice will also be mailed to the last known address of any assignee of record.

During the days of grace this Policy will stay in force. If the Insured's death occurs during the days of grace, We will deduct an amount sufficient to cover the overdue Monthly Deduction(s) from the Death Benefit.

If payment is not made within 61 days after the Monthly Deduction Day, the Policy will terminate without value at the end of the Grace Period unless this Policy is continued under the No Lapse Coverage provision or the Guaranteed Death Benefit provision.


38899-93                                                                Page 9

Reinstatement
If this Policy terminates as provided in the Grace Period provision, We may allow it to be reinstated within 5 years after the date of termination and before the Maturity Date. To reinstate this Policy, we will require:

1.   satisfactory evidence of insurability on the Insured; and

2. payment of an amount sufficient to cover the current monthly deduction plus two additional Policy Months.

If this Policy is reinstated within 5 years of this Policy's Date of Issue or while the No Lapse Coverage provision would be in effect if this Policy had not lapsed, all values including Loan Account Value will be reinstated to the point they were on the date of lapse.

If this Policy is reinstated after the No Lapse Coverage provision has expired, this Policy will be reinstated on the Monthly Deduction Day following Our approval. This Policy's Total Account Value at reinstatement will be the Net Premium paid less the monthly deduction for that day. Any Loan Account Value will not be reinstated.

If this Policy's Total Account Value less any Loan Account Value including accrued interest was not sufficient to cover the full Surrender charge at the time of lapse, the remaining portion of the Surrender Charge will also be reinstated at the time of this Policy's reinstatement.

Extra benefit riders will be reinstated only with Our consent.

The Guaranteed Death Benefit Provision will not be reinstated.

Death Benefit Options

General
The Proceeds payable upon the Insured's death will be as provided under one of the following Death Benefit options. The option for this Policy as of the Date of Issue is shown in the Policy Specifications. If You have changed the Death Benefit option, the option is shown in the supplemental Policy Specifications which were sent to You.

Option 1
The Specified Amount shown in the Policy Specifications includes the Total Account Value. Under this option, the Death Benefit will be the greater of: (a) the Specified Amount on the date of death or (b) a percentage of the Total Account Value, as described in the table below.

Option 2
The Specified Amount is in addition to the Total Account Value. Under this option, the Death Benefit will be the greater of: (a) the Specified Amount plus the Total Account Value on the date of death; or (b) a percentage of the Total Account Value, as described in the table below.


38899-93                                                               Page 10

Death Benefit Based on a Percentage
As determined below, Item (b) under either Death Benefit option will not be less than a percentage of the Total Account Value on the date of death.

-------------------------------------------------------------------------------------------------------------------------------
                   TOTAL                            TOTAL                         TOTAL                            TOTAL
   ATTAINED       ACCOUNT          ATTAINED        ACCOUNT         ATTAINED      ACCOUNT         ATTAINED         ACCOUNT %
     AGE           VALUE %           AGE            VALUE %          AGE          VALUE %          AGE             VALUE
-------------------------------------------------------------------------------------------------------------------------------
     0-40           250%
      41            243               51             178%             61            128%              71            113%
      42            236               52             171              62            126               72            111
      43            229               53             164              63            124               73            109
      44            222               54             157              64            122               74            107
      45            215               55             150              65            120             75-90           105
      46            209               56             146              66            119               91            104
      47            203               57             142              67            118               92            103
      48            197               58             138              68            117               93            102
      49            191               59             134              69            116               94            101
      50            185               60             130              70            115              95+            100
-------------------------------------------------------------------------------------------------------------------------------

Guaranteed Death Benefit Provision

General
The Guaranteed Death Benefit provision is applicable only if one of the following is chosen on the initial application for this Policy:

1.     the Guaranteed Death Benefit to Age 80; or

2.     the Guaranteed Death Benefit to Age 100.

The Monthly Premium for these options is shown in the Policy Specifications.

Guaranteed Death Benefit to Age 80
Your Policy will remain in force until Attained Age 80 even if the cash value is insufficient to cover the current Monthly Deductions due to fund performance; provided that on each Policy Anniversary the result of premiums paid, less any partial surrenders is equal to or greater than the Monthly Premium multiplied by the number of Policy Months elapsed since the Date of Issue.

On the Policy Anniversary, if We determine that this condition has not been satisfied, We will notify You. You will have 2 Policy Months from Your Policy Anniversary to pay the amount required to keep the Guaranteed Death Benefit to Age 80 in force. If the required payment is not made within this time period, the Guaranteed Death Benefit to Age 80 will be terminated.

If Guaranteed Death Benefit Premiums to Age 80 have been paid, but loans taken have caused this Policy to enter the Grace Period, this provision will not keep this Policy in force beyond the Grace Period. Your Guaranteed Death Benefit Premium will continue to be due and payable at the current premium mode if the conditions of the Grace Period are met.


38899-93                                                               Page 11

Guaranteed Death Benefit to Age 100
Your Policy will remain in force until Attained Age 100 even if the cash value is insufficient to cover the current Monthly Deductions due to fund performance; provided that on each Policy Anniversary the result of premiums paid; less any partial surrenders is equal to or greater than the Monthly Premium multiplied by the number of Policy Months elapsed since the Date of Issue.

On the Policy Anniversary, if We determine that this condition has not been satisfied, We will notify You. You will have 2 Policy Months from Your Policy Anniversary to pay the amount required to keep the Guaranteed Death Benefit to Age 100 in force. If the required payment is not made within this time period, the Guaranteed Death Benefit to Age 100 will be terminated.

If Guaranteed Death Benefit Premiums to Age 100 have been paid, but loans taken have caused this Policy to enter the Grace Period, this provision will not keep this Policy in force beyond the Grace Period. Your Guaranteed Death Benefit Premium will continue to be due and payable at the current premium mode if the conditions of the Grace Period are met.

Upon termination of the Guaranteed Death Benefit to Age 100, if it is determined that the condition for the Guaranteed Death Benefit to Age 80 has been satisfied, Your Policy will remain in force until Attained Age 80. The conditions set forth in the Guaranteed Death Benefit to Age 80 provision will be applicable.

If the Guaranteed Death Benefit to Age 100 is in effect on the Maturity Date, Proceeds on maturity will equal the greater of the Total Account Value or the Specified Amount, less the Loan Account Value plus any accrued interest.

Changes to the Guaranteed Death Benefit
The Guaranteed Death Benefit to Age 80 and the Guaranteed Death Benefit to Age 100 cannot be reinstated after termination of the provision.

Policy Values

Basis of Calculation
The values of this Policy equal or exceed those required by law in the state where this Policy is delivered. A detailed statement has been filed with the state which shows how to compute those values.

Interest Credited
We will credit interest on the Fixed Account Value at the guaranteed rate of 4.5% per year. This guaranteed rate equals 0.36748%, per month, compounded monthly.

Interest earned by the Loan Account Value is described in the Loan Interest Credited provision.

Fixed Account Value
The Fixed Account Value for this Policy will be:


38899-93                                                              Page 12

1.   The value of the Net Premiums credited to the Fixed Account Value; less

2.   the portion of monthly deductions from the Fixed Account Value; plus

3.   interest credited; less

4.   any transfers of value out of the Fixed Account Value; plus

5.   any transfers from the Fund(s) to the Fixed Account Value; plus

6.   any loan repayments credited to the Fixed Account Value.

Separate Account Value
The Separate Account Value of this Policy will be the sum of the Fund Account Values.

A.     Fund Account Value

       The portion of each Net Premium allocated to a Fund plus any interest earned on the Loan Account Value which is attributable to that Fund is credited to this Policy in the form of accumulation units. Accumulation units measure the net investment result of each Fund. The number of accumulation units credited is equal to that portion of Net Premium divided by the accumulation unit value for that Fund for the Valuation Period in which the premium is received.

       The Fund Account Value of each Fund will equal the accumulation unit value for that Fund multiplied by the number of accumulation units for that Fund credited to this Policy.

B.     Accumulation Unit Value

       A Fund Accumulation Unit Value is determined by multiplying the value of the Fund's accumulation unit for the immediately preceding Valuation Period by the net investment factor for the current period.

       The net investment factor equals the net investment rate plus 1.0. The net investment rate is determined separately for each Fund held in Variable Life Account B as follows:

       1. The net assets of the Fund held in Variable Life Account B at the end of a Valuation Period; less

       2. the net assets of the Fund held in Variable Life Account B at the beginning of that Valuation Period, adjusted by any taxes or provisions for taxes attributable to the operation of Variable Life Account B; divided by

       3. the value of the Fund's accumulation units held in Variable Life Account B at the beginning of the Valuation Period; less


38899-93                                                               Page 13

       4. a daily charge at an annual rate not to exceed .90% of net assets of the Fund for mortality and expense risks and not to exceed .70% of net assets of the Fund for the Company's administrative expenses attributable to policies funded through Variable Life Account B.

Charges to Policy Values
Charges and deductions made according to this Policy's provisions will be deducted from the Separate Account Value and the Fixed Account Value in the same proportion that these Values bear to the sum of the Fixed Account Value and the Separate Account Value on the date of the deduction.

The portion of the deduction attributable to the Separate Account Value will reduce each Fund Account Value proportionately. The value deducted from each Fund is determined by dividing the amount of the deduction attributable to the Fund by the Fund's accumulation unit value for the Valuation Period when the charge was made. The resulting number of Fund accumulation units will be deducted from the total accumulation units for that Fund.

The portion of the deduction attributable to the Fixed Account Value will be deducted from that Value as a dollar amount.

Transfers Within Accounts
You may transfer all or part of each Fund Account Value to any other Fund or to the Fixed Account Value at any time.

Within the forty-five days following the Policy Anniversary, You may request a transfer of a portion of the Fixed Account Value to one or more of the Funds. This type of transfer is allowed only once within these forty-five days and We must receive Your request at the Home Office within the forty-five days. The transfer will be effective on the Valuation Date that Your request is received by the Home Office. The amount of such transfer cannot exceed the greater (1) 25% of the Fixed Account Value, or (2) $500.

Accumulation units for each Fund will be added to or subtracted from the total accumulation units for that Fund, based on each Fund's accumulation unit value at the end of the Valuation Date when request for such transfer is received by Us. A dollar amount will be added to or subtracted from the Fixed Account Value according to the terms of Your request for transfer.

Monthly Deductions
Monthly deductions begin on the Date of Issue and occur on each Monthly Deduction Day thereafter. The monthly deduction will be deducted from this Policy's values as described in the Charges to Policy Values provision.

The monthly deduction is equal to:

1.   the cost of insurance as calculated below; plus

2.   the monthly expense charge, shown in the Policy Specifications.


38899-93                                                              Page 14

Cost of Insurance
The Cost of Insurance on any Monthly Deduction Day will be (1) multiplied by the result of (2) minus (3) where:

(1)  is the monthly Cost of Insurance Rate on that date divided by 1,000;

(2)  is the death benefit on that date divided by 1.0036748;

(3) is the Total Account Value on that date before computing the monthly deductions for the cost of insurance for this Policy.

Cost of Insurance Rate
The monthly cost of insurance is based on the Insured's attained age, sex, and premium class. If the Insured is assigned a premium class which designates "smoker" and this classification changes, You may, by Written Request, reclassify the Insured any time after the first Policy Anniversary. Upon Our acceptance of the change, supplemental Policy Specifications will be sent to You.

The monthly Cost of Insurance Rates may be adjusted by Us from time to time. Adjustments will be on a class basis and will be based on Our estimates for future factors such as mortality, investment income, expenses, and the length of time policies stay in force. Any adjustments will be made on a nondiscriminatory basis.

The rate during any Policy Year will never exceed the rate shown for that year in the Table of Guaranteed Maximum Insurance Rates in the Policy Specifications. Those rates are based on the 1980 Commissioners Standard Ordinary Mortality Table, Male or Female, Smoker or Nonsmoker. If the Insured's Attained Age is 14 or less, rates are calculated using the 1980 Commissioners Standard Ordinary Mortality Table, Male or Female.

Nonforfeiture Provisions

Continuation of Coverage
Coverage of this Policy will continue to the Maturity Date as long as the Surrender value is sufficient to cover each monthly deduction. If the Surrender Value is not sufficient to cover a monthly deduction, the Grace Period provision will apply except as provided under the Guaranteed Death Benefit provision.

Surrender Value
By Written Request, the Owner may surrender this Policy for its full surrender value at any time during the lifetime of the Insured and before the Maturity Date. All insurance coverage under this Policy will end on the date of the full surrender. Partial surrenders will also be allowed.

The full Surrender Value will equal:

1.   The Total Account Value on the date of surrender; less

2.   the surrender charge; less


38899-93                                                              Page 15

3.     the Loan Account Value plus any accrued interest.

Surrender Charge
At the time of surrender, We will deduct a surrender charge from the Total Account Value. The applicable surrender charge for this Policy is shown in the Policy Specifications in the Table of Surrender Charges.

Any increase in the Specified Amount will result in an additional surrender charge applicable to the increase. The charge will be effective on the Date of Issue for the increase. Supplemental Policy Specifications will be sent to You once the change is complete and will reflect the additional Surrender Charge in the Table of Surrender Charges.

Any decrease in the Specified Amount will not reduce the original or any additional surrender charge.

Partial Surrender
Partial surrenders may be made at any time after the first Policy Year while this Policy is in force.

A partial surrender charge will be included in the amount of the Total Account Value which is surrendered. The minimum amount of any partial surrender after any partial surrender charge is applied is $500. We will also charge an administrative fee of $25, or 2% of the Partial Surrender, whichever is less.

The partial surrender charge will be in proportion to the surrender charge that would apply to a full surrender. The proportion will be computed as the amount of the net partial surrender divided by the sum of the Fixed Account Value and the Separate Account Value less the full surrender charge. When the partial surrender is made, any future surrender charge will be reduced in the same proportion.

The partial surrender charge, and the net amount surrendered will reduce this Policy's values as described in the Charges to Policy Values provision.

If the Death Benefit option for this policy is option 1, a partial surrender will reduce the Total Account Value, death benefit, and Specified Amount. The Specified Amount and total Account Value will be reduced by equal amounts. However, We will not allow a partial surrender if the Specified Amount will be reduced below the Minimum Specified amount.

If the Death Benefit option for this Policy is option 2, a partial surrender will reduce the Total Account Value and the death benefit. The Specified Amount will not be reduced.

A reduction in the Specified Amount will cause a reduction in the required premiums for the Guaranteed Death Benefit. Premiums required to maintain the Guaranteed Death Benefit will be based on the new Specified Amount.

Paid-Up Nonforfeiture Option


38899-93                                                              Page 16

By Written Request, You may elect, at any time prior to the Maturity Date, to continue this Policy as paid-up life insurance.

The Surrender Value will be applied as a net single premium to determine the Specified Amount of the paid-up insurance. The cost of the paid-up insurance will be based on the maximum cost of insurance rates in this Policy and an interest rate of 4.5% compounded annually. However the Specified Amount of the paid-up insurance cannot exceed the Death Benefit under this Policy as of the effective date of the paid-up insurance. Any excess value will be refunded to You.

The effective date of the paid-up insurance will be the Monthly Deduction Day which occurs on or immediately after the date Your request is received by Us.

As of the effective date:

[bullet] No further premium payments, monthly deductions, excess interest credits or changes in coverage may be made; and

[bullet]  all extra benefit riders will terminate.

We will allow conversion, as provided in a benefit rider attached to this Policy, for spouse, primary insured and/or child coverage. Election to convert must be made within 31 days after the effective date of the paid-up insurance.

Policy Loans

General
We will grant loans while this Policy is in force. The amount of the loan will not be more than the Loan Value. The Loan Value for this Policy is 90% of the sum of the Fixed Account Value and the Separate Account Value less the surrender charge applicable at the time of the loan.

The amount of the loan will be transferred out of the Fixed Account and Separate Account Values as described in the Charges to Policy Values provision. The loan amount increases the Loan Account Value.

The Loan Account Value plus accrued interest will reduce any Proceeds under this Policy. If the Loan Account Value exceeds the sum of the Separate Account Value and Fixed Account Value, less the Surrender Charge, the Grace Period provision will apply.

Preferred Loans
Beginning in the 11th Policy Year and on each Policy Anniversary thereafter, We will determine a Preferred Loan Amount for that Policy Year. A Preferred Loan Amount will equal 10% of the Loan Value on each Policy Anniversary. The interest rate charged on the Preferred Loan Amount will equal the interest rate earned by the portion of the Loan Account Value equal to the Preferred Loan Amount and credited proportionately to the Fixed Account Value and Separate Account Value.


38899-93                                                               Page 17

Loan Account Value existing in the 11th Policy Year or later, which is equal to or less than the Preferred Loan Amount, will be treated as a Preferred Loan. Once any portion of the Loan Account Value is treated as a Preferred Loan, that portion will remain a Preferred Loan, regardless of the Preferred Loan Amount in subsequent Policy Years, until it is repaid.

Loan Interest Rate Charged
Interest, at an effective annual rate, will be charged on this Policy's Loan Account Value. The rate of interest may change and applies to this Policy's total Loan Account Value. Changes will be made only on a Policy Anniversary. Interest is due and payable on the next Policy Anniversary, the date this Policy ends or upon full repayment of the Loan Account Value. Any interest not paid when due will be added to the Loan Account Value on the Policy Anniversary and will itself bear interest on the same terms.

The interest rate is based on a Monthly Average. The Monthly Average will be the Composite Yield on Corporate Bonds as published by Moody's Investors Service, Inc., or any successor to that service. If such average is no longer published, the average used will be determined by law or regulation of the insurance supervisory official of the state where this policy is delivered. In no event will the interest rate exceed the maximum rate imposed by law or regulation of the state where this policy is delivered.

The interest rate charged during any Policy Year will not exceed the maximum rate for that year. The maximum rate will be the greater of:

(1) the Monthly Average for the calendar month which ends 2 months before the month in which the Policy Anniversary occurs; or

(2)  5.5%.

We may increase the rate only when the maximum rate is at least .5% higher than the rate in effect for the prior Policy Year.

We will reduce the rate only when the maximum rate is at least .5% lower than the rate in effect for the prior Policy Year.

We will notify You of the current policy loan interest rate for this Policy at the time a policy loan is taken. If the Policy has Loan Account Value, We will notify You of any change in the interest rate before the new rate becomes effective.

Loan Interest Rate Credited
During Policy Years 1 through 10 Loan Account Value equal to the non-preferred loan will earn interest at the policy loan interest rate less 2%.

Beginning with the 11th Policy Year interest earned by the portion of the Loan Account Value equal to the Preferred Loan will be credited at the policy loan interest rate. Loan Account Value equal to the non-preferred loan will earn interest at the policy loan interest rate less 2%. The interest earned by the Loan


38899-93                                                              Page 18

Account Value will be credited to the Fixed Account Value and the Separate Account Value in the same proportion in which the loan amount was originally deducted from these values.

Interest earned by the portion of the Loan Account Value equal to the Preferred Loan will never be less than 5.5%. Loan Account Value equal to the non-preferred loan will never earn less than 4.5%.

We will notify You of the current policy loan interest rate for this Policy at the time a policy loan is taken. If the Policy has Loan Account Value, We will notify You of any change in the interest rate before the new rate becomes effective.

Repayment
The Loan Account Value may be repaid in full or in part at any time prior to the Maturity Date as long as this Policy is in force and the Insured is living. The amount necessary to repay all loans in full is the Loan Account Value plus any accrued interest.

Loan repayments will be allocated to the Fixed Account Value and the Separate Account Value in the same proportion in which the loan was taken. The Loan Account Value will be reduced by the amount of any loan repayment.

Changes in Insurance Coverage

General
For any change in coverage We will require Your Written Request. Supplemental Policy Specifications will be sent to You once the change is completed.

Increase in Specified Amount
Increases will not be allowed during the first Policy Year.

Satisfactory evidence of insurability on the Insured will be required.

The Date of Issue for any increase will be shown in the supplemental Policy Specifications.

The Surrender Value immediately after an increase must be at least three times the sum of:

(1)    the most recent monthly deduction from the Total Account Value; and

(2) the Specified Amount of the increase multiplied by the applicable cost of insurance rate divided by 1000.

An increase in the Specified Amount will increase the surrender charge.

The Basic Monthly Premium will be increased when the Specified Amount is increased.

The 5 year period as described in the No Lapse Coverage provision will restart on the Date of Issue of the increase.


38899-93                                                              Page 19

Increases during the second through the fifth Policy Year are limited to four times the initial Specified Amount.

Increases in the Specified Amount will increase the Guaranteed Death Benefit Premium. The premium required to maintain the Guaranteed Death Benefit will be based on the new Specified Amount.

Decrease in Specified Amount
Decreases will not be allowed in the first 5 Policy Years. The amount of a decrease cannot reduce this Policy's Specified Amount below the Minimum Specified Amount.

For a decrease in the Specified Amount, the Date of Issue will be the Monthly Deduction Date on or next following the date on which Your Written Request is received.

The decrease will reduce any past increases in the reverse order in which they occurred.

The Basic Monthly Premium will not be decreased if the Specified Amount is decreased.

A decrease in the Specified Amount will reduce the Guaranteed Death Benefit Premium. The premium required to maintain the Guaranteed Death Benefit will be based on the new Specified Amount.

Change in Death Benefit Option
Any change in the Death Benefit option is subject to the following conditions:

We will not allow a change in the Death Benefit option in the Specified Amount will be reduced below the Minimum Specified Amount.

The change will take effect on the Monthly Deduction Day on or next following the date on which Your Written Request is received.

There will be no change in the surrender charge.

Evidence of insurability may be required.

Change from Option 1 to 2
Changes from Option 1 to 2 will not be allowed in the first 5 Policy Years. The Specified Amount will be reduced to equal the Specified Amount less the Total Account Value at the time of the change.

A reduction in the Specified Amount will reduce the Guaranteed Death Benefit Premium. The premium required to maintain the Guaranteed Death Benefit will be based on the new Specified Amount.

Change from Option 2 to 1
Changes from Option 2 to 1 will not be allowed in the first Policy Year. The new Specified Amount will equal the Specified Amount plus the Total Account Value as of the date of the change.


38899-93                                                              Page 20

An increase in the Specified Amount will increase the Guaranteed Death Benefit Premium. The premium required to maintain the Guaranteed Death Benefit will be based on the new Specified Amount.

Change of Fund(s)

The Company may:

1.   Change the Fund(s) which may be invested in a Separate Account; and

2. replace the shares of Funds held in a Separate Account with shares of other Funds(s).

Changes must be:

1. Approved by a majority vote of persons having an interest in the Separate Account and its Fund(s); or

2.   deemed necessary by Us under the Investment Company Act of 1940; or

3.   deemed necessary by Us to accomplish the purpose of the Separate Account.

The investment policy of a Separate Account may not be changed without the approval of the Insurance Commissioner of the State of Connecticut. The approval process has been filed with the Commissioner.

We will notify You of any change.

Separate Account

Variable Life Account B is a Separate Account established by Us in accordance with the laws of the State of Connecticut. Income, realized and unrealized gains and losses from the assets of Variable Life Account B will be credited to or charged against Variable Life Account B without regard to Our other income, gains, or losses. Variable Life Account B's liabilities arise from the variable life insurance policies that it supports. The assets of Variable Life Account B are available to cover the liabilities of the General Account only to the extent that Variable Life Account B's assets exceed its liabilities.

The value of the assets of Variable Life Account B is determined whenever the policy benefits vary and at the end of every Valuation Period.

Settlement Options

Conditions
All or part of the Proceeds of this Policy may be applied under one or more of the options described below or in any manner to which We agree. An election shall be made by Written Request filed with the Home Office. The payee of Proceeds may make this election if no prior election has been made.



38899-93                                                              Page 21

Payments will be made at intervals of 1, 3, 6 or 12 months in equal amounts as elected. Payments under a settlement option may be made on a fixed dollar or variable basis. However, once payments begin on either the fixed or variable basis, the option may not be changed for one with payments on the alternate basis.

Our consent to the election of an option is required if:

1. The payee is not a natural person receiving payments in his or her own right;

2.   the payee is an assignee of this Policy; or

3.   payments would be less than $25 each or totaling less than $120 in a year.

Income Options
The rates for these Income Options are based on the 1983 Blended Individual Annuity Mortality Table with 60% female and 40% male lives and a pivotal age of
55. For purposes of calculating payments, the Adjusted Ages of the payees will be used. The Adjusted Age is the payee's age on his or her birthday nearest the commencement date of the annuity and then reduced by one year for annuities commencing in the 1990's, reduced two years for annuities beginning during 2000-2009, and so on.

Rates for ages and intervals not shown for any of the following income options will be furnished upon request.

Option 1 - Interest
Payment of interest on Proceeds left with Us. Proceeds held under this option may be left with Us after the death of the payee only with Our consent. By Written Request, the payee may later elect to:

[bullet]  Receive all or a portion of the amount held under this option; or

[bullet] apply all or a portion of this amount to options 2, 3 or 4 as described below.

Option 2 - Stated Period
Payments for a stated number of years, not longer than 30 years. If payments for this option are made on a variable basis, the present value of any remaining payments may be withdrawn at any time.

       Rates for Fixed Payments with Guaranteed Interest Rate of 3.0%; and
        Rates for Variable Payments with Assumed Net Return Rate of 3.0%


------------------------------------------------------------------------------------------------------------------------------
                           PAYMENT PER $1,000 PROCEEDS
------------------------------------------------------------------------------------------------------------------------------
           YEARS OF                                                       YEARS OF
            STATED                                                         STATED
            PERIOD                          MONTHLY                        PERIOD                         MONTHLY
------------------------------------------------------------------------------------------------------------------------------
               3                             $28.99                          15                            $6.87
               4                              22.06                          20                             5.51
               5                              17.91                          25                             4.71
              10                               9.61                          30                             4.18
------------------------------------------------------------------------------------------------------------------------------
         Rates for Variable Payments with Assumed Net Return Rate of 5%



38899-93                                                              Page 22


------------------------------------------------------------------------------------------------------------------------------
                           PAYMENT PER $1,000 PROCEEDS
------------------------------------------------------------------------------------------------------------------------------
           YEARS OF                                                       YEARS OF
            STATED                                                         STATED
            PERIOD                          MONTHLY                        PERIOD                         MONTHLY
------------------------------------------------------------------------------------------------------------------------------
               3                             $29.80                          15                            $7.82
               4                              22.89                          20                             6.51
               5                              18.74                          25                             5.75
              10                              10.51                          30                             5.28
------------------------------------------------------------------------------------------------------------------------------

Option 3 - Life Income
Payments for the lifetime of the payee. If also chosen, We will guarantee payments for 60, 120, 180, or 240 months. No payment will be due after death, except payment for any remaining fixed period.


38899-93                                                              Page 23

       Rates for Fixed Payments with Guaranteed Interest Rate of 3.0%; and
        Rates for Variable Payments with Assumed Net Return Rate of 3.0%

---------------------------------------------------------------------------------------------------------------------------------
                                MONTHLY LIFE INCOME PER $1,000 PROCEEDS
---------------------------------------------------------------------------------------------------------------------------------
                                          WITH FIXED PERIOD
                  -------------------------------------------------------------------------------              WITHOUT
      AGE                 10 YEARS                    15 YEARS                     20 YEARS                  FIXED PERIOD
    NEAREST       ---------------------------------------------------------------------------------------------------------------
    BIRTHDAY          Male         Female       Male           Female         Male         Female         Male         Female
---------------------------------------------------------------------------------------------------------------------------------
       50            $4.22         $3.89        $4.17          $3.86         $4.08         $3.82         $4.27         $3.90
       51             4.30          3.95         4.23           3.92          4.14          3.88          4.34          3.97
       52             4.37          4.01         4.30           3.98          4.20          3.93          4.43          4.03
       53             4.45          4.08         4.37           4.04          4.26          3.99          4.51          4.10
       54             4.54          4.15         4.45           4.11          4.32          4.04          4.60          4.18

       55             4.62          4.22         4.53           4.18          4.39          4.11          4.70          4.25
       56             4.72          4.30         4.61           4.25          4.45          4.17          4.80          4.34
       57             4.82          4.38         4.69           4.32          4.51          4.23          4.91          4.42
       58             4.92          4.47         4.78           4.40          4.58          4.30          5.03          4.52
       59             5.03          4.56         4.87           4.48          4.65          4.37          5.15          4.61

       60             5.14          4.66         4.96           4.57          4.71          4.44          5.28          4.72
       61             5.27          4.76         5.06           4.66          4.78          4.51          5.43          4.83
       62             5.39          4.87         5.16           4.75          4.84          4.58          5.58          4.95
       63             5.53          4.98         5.26           4.85          4.90          4.65          5.74          5.08
       64             5.66          5.10         5.36           4.95          4.96          4.72          5.91          5.21

       65             5.81          5.22         5.46           5.05          5.02          4.79          6.10          5.36
       66             5.96          5.36         5.56           5.16          5.08          4.86          6.30          5.51
       67             6.12          5.50         5.66           5.26          5.13          4.93          6.51          5.67
       68             6.28          5.65         5.77           5.37          5.18          5.00          6.73          5.85
       69             6.44          5.80         5.86           5.49          5.23          5.06          6.97          6.04

       70             6.61          5.97         5.96           5.60          5.27          5.12          7.23          6.25
       71             6.79          6.14         6.05           5.71          5.31          5.18          7.51          6.47
       72             6.96          6.32         6.14           5.83          5.34          5.23          7.80          6.71
       73             7.14          6.50         6.23           5.94          5.37          5.28          8.12          6.98
       74             7.32          6.69         6.31           6.04          5.40          5.32          8.46          7.26

       75             7.50          6.89         6.38           6.14          5.42          5.35          8.82          7.57

---------------------------------------------------------------------------------------------------------------------------------


38899-93                                                              Page 24

         Rates for Variable Payments with Assumed Net Return Rate of 5%

---------------------------------------------------------------------------------------------------------------------------------
                                MONTHLY LIFE INCOME PER $1,000 PROCEEDS
---------------------------------------------------------------------------------------------------------------------------------
                                          WITH FIXED PERIOD
                  ----------------------------------------------------------------------                       WITHOUT
      AGE                   FOR 120 MONTH                        FOR 240 MONTHS                              FIXED PERIOD
    NEAREST       ---------------------------------------------------------------------------------------------------------------
    BIRTHDAY             MALE           FEMALE              MALE             FEMALE            MALE             FEMALE
---------------------------------------------------------------------------------------------------------------------------------

       50               $5.41            $5.09              $5.24             $5.01            $5.48             $5.12
       51                5.48             5.14               5.29              5.05             5.55              5.17
       52                5.55             5.20               5.34              5.10             5.63              5.23
       53                5.62             5.26               5.40              5.15             5.71              5.30
       54                5.70             5.33               5.45              5.20             5.80              5.37

       55                5.79             5.39               5.51              5.25             5.89              5.44
       56                5.87             5.47               5.56              5.31             5.99              5.52
       57                5.97             5.54               5.62              5.37             6.10              5.60
       58                6.06             5.62               5.68              5.42             6.21              5.69
       59                6.17             5.71               5.74              5.48             6.33              5.79

       60                6.28             5.80               5.79              5.55             6.46              5.89
       61                6.39             5.90               5.85              5.61             6.60              6.00
       62                6.51             6.00               5.91              5.67             6.75              6.11
       63                6.64             6.10               5.96              5.73             6.91              6.23
       64                6.77             6.22               6.02              5.80             7.09              6.37

       65                6.91             6.34               6.07              5.86             7.27              6.51
       66                7.05             6.46               6.12              5.92             7.47              6.66
       67                7.20             6.60               6.16              5.99             7.68              6.82
       68                7.35             6.74               6.21              6.04             7.91              7.00
       69                7.51             6.89               6.25              7.10             8.15              7.19

       70                7.67             7.04               6.28              6.15             8.41              7.39
       71                7.83             7.21               6.32              6.20             8.69              7.62
       72                8.00             7.38               6.35              6.25             8.99              7.86
       73                8.16             7.55               6.37              6.29             9.31              8.12
       74                8.33             7.73               6.39              6.33             9.65              8.41

       75                8.50             7.92               6.41              6.36            10.02              8.72
---------------------------------------------------------------------------------------------------------------------------------


Option 4 - Life Income for Two Payees
Payments during the joint lifetimes of two payees. At the death of either, payments will continue to the survivor. When this option is chosen a choice must be made of:

1.     100% of the payment to continue to the survivor;


38899-93                                                              Page 25

2.   66-2/3% of the payment to continue to the survivor;

3.   50% of the payment to continue to the survivor:

4. payments for a minimum of 120 months, with 100% of the payment to continue to the survivor; or

5. 100% of the payment to continue to the survivor if the survivor is the original payee, and 50% of the payment to continue to the survivor if the survivor is the second payee.

No payment will become due after the death of the surviving payee.

The following tables illustrate the applicable rates if number (3) of option 4 is chosen.

    Rates for Fixed Rate Payments with Guaranteed Interest Rate of 3.0%; and
        Rates for Variable Rate Payments with Assumed Net Return of 3.0%

START

----------------------------------------------------------------------------------------------------------------------------
                             MONTHLY JOINT LIFE INCOME WITH 1/2 TO SURVIVOR PER $1,000 PROCEEDS
----------------------------------------------------------------------------------------------------------------------------
   AGE OF                                                  AGE OF FEMALE PAYEE
    MALE       -------------------------------------------------------------------------------------------------------------
   PAYEE           50            55            60            65            70           75            80           85
-------------- ------------- ------------- ------------- ------------- ------------- ------------ ------------- ------------
     50          $5.08         $4.26          $4.48         $4.75         $5.07         $5.46        $5.90         $6.36
     55           4.27          4.47           4.71          5.01          5.37          5.80         6.30          6.83
     60           4.49          4.71           4.99          5.32          5.73          6.22         6.80          7.42
     65           4.76          5.01           5.32          5.70          6.17          6.75         7.44          8.19
     70           5.07          5.36           5.71          6.15          6.70          7.40         8.23          9.16
     75           5.41          5.74           6.15          6.66          7.32          8.15         9.16         10.34
     80           5.77          6.15           6.62          7.22          7.99          8.99        10.24         11.73
     85           6.12          6.54           7.08          7.77          8.67          9.86        11.40         13.27
-------------- ------------- ------------- ------------- ------------- ------------- ------------ ------------- ------------


                            Rates for Variable Rate Payments with Assumed Net Return Rate of 5%

----------------------------------------------------------------------------------------------------------------------------
                             MONTHLY JOINT LIFE INCOME WITH 1/2 TO SURVIVOR PER $1,000 PROCEEDS
----------------------------------------------------------------------------------------------------------------------------
   AGE OF                                                  AGE OF FEMALE PAYEE
    MALE       -------------------------------------------------------------------------------------------------------------
   PAYEE           50            55            60            65            70           75            80           85
-------------- ------------- ------------- ------------- ------------- ------------- ------------ ------------- ------------
     50           $5.29        $5.46          $5.68         $5.95          $6.29        $6.73        $7.25         $7.82
     55            5.48         5.66           5.89          6.18           6.56         7.03         7.60          8.24
     60            5.71         5.91           6.16          6.49           6.90         7.42         8.06          8.78
     65            6.01         6.23           6.51          6.87           7.33         7.93         8.67          9.50
     70            6.36         6.61           6.93          7.34           7.87         8.56         9.43         10.43
     75            6.78         7.05           7.42          7.89           8.51         9.33        10.35         11.57
     80            7.23         7.54           7.96          8.51           9.23        10.20        11.44         12.95
     85            7.68         8.05           8.53          9.16          10.00        11.14        12.64         14.51
-------------- ------------- ------------- ------------- ------------- ------------- ------------ ------------- ------------

38899-93                                                                Page 26

Terms of Options
Proceeds applied under option 1 will be held by Us in the General Account. Proceeds applied under options 2, 3 and 4 will be held:

1  In the General Account if payments on a fixed dollar basis are elected; or

2. in Variable Annuity Account B using any of its Funds available under this Policy for settlement option purposes if payments on a variable basis are elected; or

3. in both the General Account and the Variable Annuity Account B.

Proceeds in the General Account will be used to make payments on a fixed dollar basis. We will add interest to such Proceeds at an annual rate not less than 3.0%. We may add interest daily at any higher rate. As to option 1, we may from time to time offer higher interest rates with certain conditions on withdrawal which are currently published by Us.

Proceeds in Variable Annuity Account B will be used to make payments on a variable basis. An assumed annual net return rate of 5% may be chosen for such payments. If not chosen, We will use an assumed net return rate of 3.0%. The assumed annual net return rate is the interest rate used to determine the amount of the first payment on a variable basis. Variable Annuity Account B must earn this rate plus enough to cover the mortality and expense risk and administrative fee charges if future payments on a variable basis are to remain level.

If payments on a variable basis are not to decrease, We must earn a gross return on the assets of Variable Annuity Account B of:

1. 4.75% on an annual basis, plus an annual return of up to .25% needed to offset the administrative charge set at the time the settlement option payments started, if an assumed annual net return rate of 3.0% is chosen; or

2. 6.25% on an annual basis, plus an annual return of up to .25% needed to offset the administrative charge set at the time the settlement option payments started, if an assumed annual net return rate of 5% is chosen.

Payments will not change due to changes in the mortality or expense results or administrative charges.

Betterment of Payments
If option 2, 3 or 4 is chosen, and if the guaranteed payments are less than those of Our current single premium immediate annuity on the same plan, those large amounts will be paid instead.

Separate Account
Payments on a variable basis will be made from the Proceeds held in Variable Annuity Account B. Variable Annuity Account B is a Separate Account established by Us in accordance with the laws of the State of Connecticut. Income, realized and unrealized gains and losses from the assets of Variable Annuity Account B will be credited to or charged against Variable Annuity Account B without regard to

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Our other income, gains, or losses. Variable Annuity Account B's liabilities arise from the variable portion of annuity contracts and life insurance settlement options that it supports. The assets of Variable Annuity Account B are available to cover the liabilities of the General Account only to the extent that Variable Annuity Account B's assets exceed its liabilities.

Fund(s) Settlement Option Units of Variable Annuity Account B
If payment on a variable basis is chosen, the first payment is calculated as follows:

1. The portion of Proceeds applied to make payments on the variable basis; divided by

2. 1,000; multiplied by

3. the payment rate for the option chosen.

This amount is divided by the Fund settlement option unit value on the tenth Valuation Period before the due date of the first payment to determine the number of Fund settlement option units. The number of Fund settlement option units remains fixed. Each future payment is equal to this number multiplied by the Fund settlement option unit value on the tenth Valuation Period prior to the due date of the payment.

Fund(s) Settlement Option Unit Value of Variable Annuity Account B
For any Valuation Period the Fund settlement option unit value is equal to:

1. The value for the previous Period; multiplied by

2. the net return factor(s) for the Period; multiplied by

3. a factor to reflect the assumed annual net return rate. The factor for 3.0% per year is .9999058 or, for 5% per year, .9998663.

The dollar value of the Fund settlement option unit values and payments may increase or decrease due to investment gain or loss.

Net Return Factor(s):

The net return factor(s) are used to compute Variable Annuity Account B values and payments for any of its Funds.

The net return factor for each Fund is equal to 1.0000000 plus the net return rate.

The net return rate is equal to:

1. The value of the shares of the Fund held by Variable Annuity Account B at the end of a Valuation Period; less

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2. the value of the shares of the Fund at the start of the Valuation Period; adjusted by any taxes (or provisions for taxes) on Variable Annuity Account B; divided by

3. the total value of the Fund settlement option units and other Fund accumulation units of Variable Annuity Account B at the start of the Valuation Period; less

4. a daily actuarial charge at an annual rate of 1.25% for annuity mortality and expense risks and profit; and a daily administrative charge which will not exceed .25% on an annual basis.

A net return rate may be more or less than 0.

The value of a share of the Fund is equal to the net assets of the Fund divided by the number of shares outstanding.

The administrative charge may not be changed for amounts which have been used to purchase a settlement option.

Withdrawal and Death of Payee
As to funds held under option 1, withdrawals and change of option may be made if the payee makes the election. Under option 2, if payments are made on a variable basis, the present value of any remaining payments may be withdrawn at any time. Amounts in the General Account under option 2 may not be withdrawn. No withdrawals or changes of option may be made under options 3 and 4. Upon the death of the payee, the current value of the amount held under option 1 or the present value of any guaranteed payments not yet paid will be paid in one sum to the designated beneficiary. The designated beneficiary may elect to continue the remaining payments instead of receiving the lump sum amount. If no designated beneficiary exists, the present value of any remaining payments will be paid in one sum to the estate of the payee.

The interest rate used to determine the first payment will be used to calculate the present value of any remaining payments.

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              FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

[bullet] FLEXIBLE PREMIUMS PAYABLE UNTIL MATURITY DATE OR DEATH

[bullet] PROCEEDS PAYABLE UPON THE FIRST EVENT TO OCCUR - SURRENDER,
         MATURITY OR DEATH

[bullet] NON-PARTICIPATING - NO DIVIDENDS PAYABLE

The amount or duration of the death benefit may be fixed or variable. The death benefit is payable as described in the Death Benefit Options and Proceeds sections of this Policy.

Values in each Fund held in a Separate Account may increase or decrease daily. Such values are not guaranteed as to dollar amount. Refer to the Policy Values section of this Policy for more information.